EXHIBIT 99.4

                            AGREEMENT

          AGREEMENT, dated May 23, 1995, by and between Eugene H.
Bauer (the "Executive") and United Counties Bancorporation, a New
Jersey corporation (the "Company").

                      W I T N E S S E T H:

          WHEREAS, the Company and the Executive are parties to an Employment Agreement, dated September 9, 1993 (the "Employment Agreement"), pursuant to which, among other things, the Company has agreed to employ the Executive as the Chairman of the Board and Chief Executive Officer of the Company; and

          WHEREAS, the Company has entered into an Agreement and Plan of Merger dated as of May 23, 1995 (the "Merger Agreement"), with Meridian Bancorp, Inc. ("Meridian"), which provides, among other things, for the merger of the Company with and into Meridian (the "Merger"); and

          WHEREAS, under the terms of the Employment Agreement, the Merger will constitute a "Change in Control" as defined in the Employment Agreement; and

          WHEREAS, the parties hereto wish to set forth the consequences of the Merger under the terms of the Employment
Agreement and, in certain respects, to modify and/or supplement the rights of the Executive as provided therein; and

          WHEREAS, the Company wishes to retain the Executive as a consultant following the Closing Date on the terms and conditions set forth herein.

          NOW, THEREFORE, in consideration of the mutual covenants contained herein, and intending to be legally bound, the parties hereto agree as follows:

          Section 1. Resignation. Effective as of the Closing Date, the Executive hereby resigns all positions with the Company and any of its subsidiaries or affiliates he now holds or may hereafter be elected or appointed to, whether as an officer, director, trustee or otherwise. For all purposes specified in the Employment Agreement, such resignation shall constitute a resignation for "Good Reason."

          Section 2. Change in Control Payment. Upon the Closing Date, the Company shall pay to the Executive the amounts specified in Section 4.3(c) of the Employment Agreement. For purposes of calculating the amount of such payment, the Executive's annual "Base Salary" shall be deemed to be $382,000 and the Executive's annual incentive compensation shall be deemed to be $130,000.

          Section 3. Profit Sharing Settlement. The Executive shall be considered a "Participant" in the Company's Profit Sharing Plan (the "Profit Plan") for purposes of having credited to his Profit Plan Account his proportionate share of any Company contribution to the Profit Plan for the year in which the Profit Plan is terminated and shall be treated consistently with other participants in the Profit Plan as set forth in the Merger Agreement. Following the crediting of such share, the Company shall pay the entire amount of the Executive's Accounts under the Profit Plan in a direct rollover to such eligible retirement plan as the Executive may specify.

          Section 4. Settlement of Stock Options. The Company acknowledges that the Merger constitutes a "Change of Control" for purposes of the options previously granted to the Executive (the "Options") pursuant to the Company's incentive stock option plans (the "Option Plans"). Notwithstanding the provisions of
Section 1.02(e)(ii)(E) of the Merger Agreement, the Company shall treat the Options as stock appreciation rights ("SARs") to the maximum extent permitted by the Option Plans and, upon the Closing Date, shall pay to the Executive the cash value of such SARs calculated in accordance with the terms of such Option Plans, provided, however, that such payment, in the written opinion of KPMG Peat Marwick & Co., does not jeopardize the utilization of the pooling method of accounting for the Merger.

          Section 5.  Profit Sharing Benefits.  As provided by
Section 4.9 of the Employment Agreement, the Company shall pay to the Executive upon the Closing Date a lump sum amount (representing the "profit sharing equalization amount" under Section 2 of the Company's Benefit Equalization Plan) equal to $5,207 multiplied by the number of months (or part thereof) in the period that commences on the Closing Date and ends on December 31, 2001.

          Section 6.  Pension Benefits.  As provided in
Section 4.9 of the Employment Agreement, the Executive shall be entitled to a combined pension benefit under all of the qualified and nonqualified defined benefit pension plans now maintained by the Company (calculated in accordance with the formula specified in the Revised United Counties Trust Company Retirement Plan (the "Retirement Plan") without regard to the limitations under Sections 401(a)(17) and 415 of the Internal Revenue Code of 1986, as amended) commencing on the Closing Date assuming (i) the Executive had 29 years and 9 months of credited "Continuous Service," (ii) his "Average Final Compensation" equaled $382,000 and (iii) for purposes of determining his Accrued Benefit only, he had attained age 60 years and 2 months as of the effective date of the termination of his employment. For purposes of calculating the present value of such pension benefit, an interest rate assumption of 6 1/2% and the UP-1984 Mortality Table shall be used. The Company shall pay to the Executive the present value of the pension benefit calculated as provided in the previous sentence in a lump sum on the Closing Date; provided, however, that the lump sum shall in no event exceed $900,000 and the portion of the combined pension benefit payable under the Retirement Plan shall be paid in accordance with the terms of the Retirement Plan.

          Section 7. Consulting Arrangements. Commencing on the Closing Date and continuing until the earlier of (i) December 31, 2000 and (ii) the death of the Executive (the "Period"), the Executive shall be retained by the Company as a consultant to advise the Company regarding the operations of the Company, subject to the following terms and conditions (the "Consulting Services"):

               (a) In no event shall the Executive be required to provide more than 50 hours of Consulting Services in any calendar month during the Period or to provide more than 250 hours of Consulting Services during any period of 12 consecutive calendar months during the Period.

               (b) In no event shall the Executive be required to provide Consulting Services during the month of February in each year during the Period.

               (c) The Executive shall provide such Consulting Services commensurate with the Executive's prior experience as may be reasonably requested by the Chief Executive Officer of the Company from time to time and at mutually agreeable times. Such Consulting Services may be provided in person (subject to the limitations of clause (d) below), telephonically or by correspondence.

               (d)  The Executive shall not be required to
provide Consulting Services outside a 50 mile radius of Cranford, New Jersey.

               (e) In consideration of the Executive's agreement to provide Consulting Services hereunder, the Company shall
(i) pay the Executive a monthly consultant fee of $12,500 in advance on or about the first day of each and every month during the Period, (ii) reimburse the Executive for any reasonable out-of-pocket expenses he may incur with the Company's prior approval in providing Consulting Services hereunder, and
(iii) provide the Executive during the Period with such employee welfare benefits (including but not limited to hospitalization, medical, dental, disability insurance coverage) as the Company provides to its senior employees during the Period. The fee payable pursuant to clause (i) above shall be appropriately increased effective January 1 of each calendar year during the Period to reflect increases in the Federal Consumer Price Index applicable to the New York Metropolitan Area.

               (f)  Upon the conclusion of the Period, the
Executive shall be eligible to participate in such welfare benefit provisions as the Company provides to its retired executive employees. Such benefits shall be determined based on the Executive's date of hire by the Company (April 1, 1972), and the Executive shall receive service credit for the Period as if he had been a full-time employee during the Period.

               (g) Notwithstanding anything in this Section to the contrary, the Company's obligation to make payments in
Section 7(e) shall terminate immediately in the event of the Executive's death during the Period.

          Section 8. Non-Disparagement. Neither the Company nor the Executive shall make any public statement (whether written or oral) which libels, defames, slanders or otherwise disparages the other.

          Section 9. Payment of Benefits to Survivor. In the event of the death of the Executive prior to the Closing Date, the amounts otherwise payable to the Executive under the Employment Agreement shall be paid to the person designated by the Executive as his beneficiary under the respective plan under which such benefit is payable or, if no beneficiary has been effectively specified, to the Executive's spouse.

          Section 10. Perquisites. On the Closing Date, the Company shall transfer to the Executive title to the automobile currently provided to the Executive by the Company, and shall "gross-up" his imputed income with respect to such transfer in such amount as may be necessary to satisfy any tax payable by the Executive in connection with such transfer and such "gross-up." In addition, for a period of five years after the Closing Date, the Company shall provide the Executive with a suitable private office (with private telephone) and secretarial assistance at an appropriate location in a first class building in Springfield, Summit, Kenilworth or Cranford, New Jersey, without cost to the Executive.

          Section 11. Maintenance of Certain Insurance. For the period specified in the Merger Agreement, the Company shall obtain and maintain in full force and effect a directors and officers liability policy satisfying the provisions of the Merger Agreement.

          Section 12. Withholdings; Payments. The Company may directly or indirectly withhold from any payments made under this Agreement all Federal, state, city or other taxes and all other deductions as shall be required pursuant to any law or governmental regulation or ruling or pursuant to any contributory benefit plan maintained by or on behalf of the Company. Except as expressly provided in this Section 12, all amounts payable by the Company hereunder shall be paid without offset or deduction of any kind whatsoever. All payments required to be made hereunder shall be made by one or more checks payable to the order of the payee specified herein or, if requested by such payee not less than two business days prior to the date specified for payment, by wire transfer to an account specified by the payee.

          Section 13. Consolidation, Merger, or Sale of Assets. Nothing in this Agreement shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, or engaging in any other business combination with, any other person or entity which assumes this Agreement and all obligations and undertakings of the Company hereunder. This Agreement shall be assumed by Meridian upon the consummation of the Merger.

          Section 14. No Attachment. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect provided, however, that nothing in this Section 14 shall preclude the assumption of such rights by executors, administrators or other legal representatives of the Executive or his estate and their assigning any rights hereunder to the person or persons entitled thereto.

          Section 15.  Notices.  All notices or other
communications required or permitted hereunder shall be in writing and shall be delivered personally, by facsimile or sent by certified, registered or express air mail, postage prepaid, and shall be deemed given when so delivered personally, or by facsimile, or if mailed, five days after the date of mailing, as follows:

          If to the Company:  Four Commerce Drive
                              Cranford, New Jersey 07016
                              Telephone: (908) 931-6715
                              Facsimile: (908) 709-1583
                              Attention: President

          With a copy to:     Pitney, Hardin, Kipp & Szuch
                              200 Campus Drive
                              Florham Park, New Jersey 07932-0950
                              Telephone:  (201) 966-6300
                              Facsimile:  (201) 966-1550
                              Attention:  Ronald Janis, Esq.

          If to the
             Executive:       5 Carteret Court
                              Madison, NJ 07940
                              Telephone: (201) 822-0306

          With a copy to:     Lowenstein, Sandler, Kohl,
                                Fisher & Boylan
                              65 Livingston Avenue
                              Roseland, New Jersey 07068
                              Telephone:  (201) 992-8700
                              Facsimile:  (201) 992-5820
                              Attention:  John D. Schupper, Esq.

or to such other address as any party hereto shall notify the other parties hereto (as provided above) from time to time.

          Section 16. Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New Jersey, without reference to the choice of law principles thereof. Each of the parties hereto irrevocably submits to the non-exclusive jurisdiction of the courts of the State of New Jersey and the United States District Court for the District of New Jersey for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

          Section 17. Entire Agreement. This Agreement shall constitute the entire agreement among the parties with respect to the matters covered hereby and shall supersede all previous written, oral or implied understandings among them with respect to such matters. Except as expressly modified hereby, the Employment Agreement shall continue in full force and effect.

          Section 18. No Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, assigns and legal representatives. This Agreement shall be for the sole benefit of the parties to this Agreement and their respective heirs, successors, assigns and legal representatives and is not intended, nor shall be construed, to give any person, other than the parties hereto, and their respective heirs, successors, assigns and legal representatives, any legal or equitable right, remedy or claim hereunder.

          Section 19. Amendments. This Agreement may only be amended or otherwise modified, and compliance with any provision hereof may only be waived, by a writing executed by all of the parties hereto. The provisions of this Section 19 may only be amended or otherwise modified by such a writing.

          Section 20.  Defined Terms.  Capitalized terms used
herein shall have the respective meanings ascribed thereto in the Merger Agreement, unless otherwise defined herein.

          Section 21.  Counterparts.  This Agreement may be
executed in any number of counterparts, each of which shall be deemed to be an original, and all of which shall together be deemed to constitute one and the same instrument.

          Section 22. Reimbursement of Expenses. The Company shall reimburse the Executive on demand for the reasonable fees and disbursements of counsel to the Executive incurred in connection with the preparation, negotiation and implementation of this Agreement and the Merger Agreement. In the event that the Executive is required to threaten or institute any action, suit or proceeding to compel the Company's performance of its obligations hereunder, the Company shall, in addition to the other amounts payable by it hereunder, reimburse the Executive for the reasonable out-of-pocket expenses (including the reasonable fees and disbursements of counsel and other experts retained by the Executive for such purpose) incurred by the Executive in connection therewith (including, but not limited to, costs incurred in investigating any such claim or preparing any pleadings or other papers relating thereto).

          Section 23. Effect of Termination of the Merger Agreement. In the event that the Merger Agreement is terminated for any reason (other than as a result of the consummation of the Merger), this Agreement shall immediately terminate and be of no further force and effect; provided, however, that the provisions of Section 22 hereof shall survive any such termination.

          IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by the undersigned thereunto duly authorized, and the Executive has signed this Agreement, all as of the date first written above.

Attest:                       UNITED COUNTIES BANCORPORATION

/s/ Alice R. Cadby
Alice R. Cadby                By:  /s/ Donald S. Nowicki
Secretary                               Authorized Signatory
                                   Donald S. Nowicki, President


                                     /s/  Eugene H. Bauer
                                        Eugene H. Bauer

Acknowledged and Agreed to,
this 23rd day of May, 1995.

MERIDIAN BANCORP, INC.

By:  /s/ Samuel A. McCullough
     Authorized Signatory

Attest:


  /s/ William L. Gaunt